Exhibit 99.1

World Kinect Corporation Names Jeffrey M. Kottkamp to the Board of Directors

April 23, 2025 - MIAMI – World Kinect Corporation (NYSE: WKC) today announced the appointment of Jeffrey M. Kottkamp to the Board of Directors of the company.

“We are delighted to have Jeff join our Board of Directors,” said Michael J. Kasbar, chairman and chief executive officer. “He is an accomplished audit and financial services executive who brings a wealth of accounting and regulatory expertise. Jeff’s financial knowledge and auditing and control experience will be a strategic asset to our company.”

Mr. Kottkamp spent 40 years at Deloitte & Touche USA LLP, an audit, consulting, tax and advisory service provider, before retiring in 2023 after having served as a partner for nearly 30 years. At Deloitte, Mr. Kottkamp served in significant leadership roles, including National Managing Partner of the US Securities Industry Audit Practice, Northeast Regional Managing Partner of the US Audit Practice, Senior Audit Client Service Partner and Vice Chair of the US Audit Firm. Mr. Kottkamp also served as Senior Partner, Global Financial Services Audit Practice and Global Audit & Assurance Quality Leader for Deloitte Touche Tohmatsu Ltd.

Mr. Kottkamp’s previous board experience includes serving as a member of the board of directors of Deloitte US from 2011 to 2015, and the chair of its audit committee from 2013 to 2015. Mr. Kottkamp also served as a member of the board of directors of Good Shepherd Services, a non-profit community service organization based in New York City, from 2009 to 2018, and served as the chair of its audit committee from 2013 to 2018.

Mr. Kottkamp is a Certified Public Accountant and received a Bachelor of Science in Accounting, with Highest University Honors, from Southern Illinois University – Carbondale.

About World Kinect Corporation

Headquartered in Miami, Florida, World Kinect Corporation (NYSE: WKC) is a global energy management company offering fulfillment and related services to more than 150,000 customers across the aviation, marine, and land-based transportation sectors. The company also supplies natural gas and power in the United States and Europe along with a broad suite of sustainability-related products and services.

For more information, visit www.world-kinect.com.

CONTACTS

Ira M. Birns, Executive Vice President & Chief Financial Officer

Braulio Medrano, Senior Director of FP&A and Investor Relations

investor@worldkinect.com